                                      Exhibit 9





January 30, 1998                         Lynda Godkin
                                         Senior Vice President, General
                                         Counsel & Corporate Secretary



Board of Directors
Hartford Life Insurance Company
200 Hopmeadow Street
Simsbury, CT  06089

RE: SEPARATE ACCOUNT TWO
    HARTFORD LIFE INSURANCE COMPANY


Dear Sir/Madam:

I have acted as General Counsel to Hartford Life Insurance Company (the "Company"), a Connecticut insurance company, and Hartford Life Insurance Company Separate Account Two (the "Account") in Connecticut with the registration of an indefinite amount of securities in the form of variable annuity contracts (the "Contracts") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. I have examined such documents (including the Form N-4 registration statement) and reviewed such questions of law as I considered necessary and appropriate, and on the basis of such examination and review, it is my opinion that:

1. The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Connecticut and is duly authorized by the Insurance Department of the State of Connecticut to issue the Contacts.

2. The Account is a duly authorized and existing separate account established pursuant to the provisions of Section 38a-433 of the Connecticut Statutes.

3. To the extent so provided under the Contracts, that portion of the assets of the Account equal to the reserves and other contract liabilities with respect to the Account will not be chargeable with liabilities arising out of any other business that the Company may conduct.

Board of Directors
January 30, 1998
Page 2


I hereby consent to the filing of this opinion as an exhibit to the Form N-4 registration statement for the Contracts and the Account.


Sincerely yours,

/s/ Lynda Godkin

Lynda Godkin